EXHIBIT 99.8(Y)

NAT SA II

AMENDMENT NO.2

to the

FUND PARTICIPATION AGREEMENT

AMENDMENT, dated as of May 1, 2002, to the Fund Participation Agreement dated as of the 2nd day of October, 1997 (the “Agreement”), by and between Deutsche Asset Management VIT Funds (“Trust”), Deutsche Asset Management, Inc. (“Adviser”), and National Integrity Life Insurance Company (“Life Company”).

WHEREAS, effective May 1, 2002, Trust, Life Company and Adviser wish to revise Appendix A to the Agreement in its entirety;

NOW, THEREFORE, in accordance with Section 10.9 of the Agreement, Trust, Life Company, Adviser and DAMI hereby agree as follows:

Appendix A to the Agreement is hereby amended, and restated in its entirety, by the Appendix A attached to this Amendment.

Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

DEUTSCHE ASSET MANAGEMENT VIT FUNDS

By:	/s/
Name:	Daniel O. Hirsch
Title:	Secretary

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/
Name:	Kevin L. Howard
Title:	Senior Vice President & Counsel

DEUTSCHE ASSET MANAGEMENT, INC.

By:	/s/
Name:	Brian Rader
Title:	Director

NAT SA II

Appendix A

(Revised effective May 1, 2002)

to Participation Agreement by and among Deutsche Asset Management VIT Funds, Deutsche Asset Management, Inc. and National Integrity Life Insurance Company

List of Portfolios:

Equity 500 Index Fund

Small Cap Index Fund

EAFE Equity Index Fund

Equity 500 Index Fund, Class B Shares

Small Cap Index Fund, Class B Shares

EAFE Equity Index Fund, Class B Shares